Exhibit 99.1

For Immediate Release

Investor Contact:	Media Contact:
Inspire Pharmaceuticals, Inc.	BMC Communications
Jenny Kobin	Dan Budwick
VP, Investor Relations and Corporate Communications	(973) 271-6085
(919) 941-9777, Extension 219

INSPIRE INITIATES SPECIAL PROTOCOL ASSESSMENT PROCESS FOR

PROLACRIA™ TRIAL FOR DRY EYE

DURHAM, NC—September 23, 2008—Inspire Pharmaceuticals, Inc. (NASDAQ: ISPH) announced today it has submitted a clinical protocol and request for Special Protocol Assessment (SPA) to the U.S. Food and Drug Administration (FDA) for a pivotal Phase 3 environmental trial with Prolacria™ (diquafosol tetrasodium ophthalmic solution) for the treatment of dry eye disease.

The protocol is based on information from a detailed analysis of the overall Prolacria clinical trial data to date, including Inspire’s Phase 3 trials and recently completed pilot trial, and consultation with the FDA, Allergan, Inspire’s corporate partner, and other dry eye experts. After detailed analysis, Inspire determined that designing and conducting a further environmental trial was a more appropriate course than further studies of Prolacria in a controlled adverse environment (dry eye chamber). The proposed environmental trial focuses on evaluating the effects of Prolacria on the central region of the cornea measured using the fluorescein staining technique. Once a final SPA agreement is in place, additional details on the trial design will be provided.

“We have taken a methodical approach to identify the appropriate clinical trial design for an additional Phase 3 dry eye trial with Prolacria. In consultation with the FDA, we believe requesting an SPA is a prudent step forward prior to initiating this additional trial,” stated Christy L. Shaffer, Ph.D., President and CEO of Inspire.

About Prolacria™ and Dry Eye

Prolacria is an internally developed P2Y2 receptor agonist being developed by Inspire as an eye drop that stimulates release of the three natural tear components involved in tear secretion—mucin, lipids and fluid. Inspire estimates, based on an extrapolation from U.S. data, that dry eye disease affects over 30 million people in the eight major international prescription pharmaceutical markets, of which over nine million are in North America. Inspire filed an NDA with the FDA in 2003 for Prolacria for the treatment of dry eye disease and has received two approvable letters from the FDA.

4222 Emperor Boulevard, Suite 200 • Durham, North Carolina 27703

Telephone 919.941.9777 • Fax 919.941.9797

About Inspire

Inspire is a biopharmaceutical company dedicated to discovering, developing and commercializing prescription pharmaceutical products for ophthalmic and pulmonary diseases. Inspire is currently developing products for dry eye, cystic fibrosis and glaucoma. Inspire employs a U.S. sales force for the promotion of AzaSite® (azithromycin ophthalmic solution) 1% for bacterial conjunctivitis, Elestat® (epinastine HCl ophthalmic solution) 0.05% for allergic conjunctivitis and Restasis® (cyclosporine ophthalmic emulsion) 0.05% for dry eye. Elestat, Restasis and Prolacria are trademarks owned by Allergan, Inc. AzaSite is a trademark owned by InSite Vision Incorporated. For more information, visit www.inspirepharm.com.

Forward-Looking Statements

The forward-looking statements in this news release relating to management's expectations and beliefs are based on preliminary information and management assumptions. Specifically, Inspire can make no assurances regarding the timing or outcome of its request for a Special Protocol Assessment relating to a pivotal Phase 3 environmental trial with Prolacria, the details regarding trial design of any such trial, or the outcome or timing of such trial, if initiated. Such forward-looking statements are subject to a wide range of risks and uncertainties that could cause results to differ in material respects, including those relating to product development, revenue, expense and earnings expectations, intellectual property rights, adverse litigation developments, adverse developments in the U.S. Securities and Exchange Commission (SEC) investigation, competitive products, results and timing of clinical trials, success of marketing efforts, the need for additional research and testing, delays in manufacturing, funding, and the timing and content of decisions made by regulatory authorities, including the U.S. Food and Drug Administration. Further information regarding factors that could affect Inspire's results is included in Inspire's filings with the SEC. Inspire undertakes no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof.

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4222 Emperor Boulevard, Suite 200 • Durham, North Carolina 27703

Telephone 919.941.9777 • Fax 919.941.9797